EXECUTION VERSION










                            STOCK PURCHASE AGREEMENT



                                      AMONG



                            PMC INTERNATIONAL, INC.,


                    MICHAEL T. WILKINSON, SCOTT A. MACKILLOP,
                GARY A. MILLER, MICHAEL J. FLINN, JARED L. SHOPE,
                          GRAHAM L. GUY, JOHN W. BURGIN


                                       AND


                         ADAM INVESTMENT SERVICES, INC.







                            DATED AS OF JULY 25, 1997






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                            STOCK PURCHASE AGREEMENT



     This STOCK PURCHASE AGREEMENT, dated as of July 25, 1997, is by and among PMC International, Inc., a Colorado corporation ("Buyer"), ADAM Investment Services, Inc., a Delaware corporation (the "Company"), Michael T. Wilkinson, Scott A. MacKillop, Gary A. Miller, Michael J. Flinn, Jared L. Shope, Graham L. Guy and John W. Burgin. Messrs. Wilkinson, MacKillop, Miller, Flinn, Shope, Guy and Burgin are referred to individually as a "Shareholder" and collectively as "Shareholders."

     WHEREAS, the Shareholders are the owners of all of the issued and outstanding shares of capital stock of the Company;
and WHEREAS, the Shareholders desire to sell all of the shares of stock of the Company to the Buyer, and the Buyer desires to purchase such shares of stock from the Shareholders, in each case in accordance with the terms and subject to the conditions hereof;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and subject to the conditions and other terms hereof, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         For all purposes of this Agreement (as defined below), the following terms shall have the respective meanings set forth in this Article I (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

        "Acquisition Proposal" shall have the meaning set forth in Section 6.12.

         "Additional Consideration" shall be a number of shares of common stock of Buyer equal to (a) 20% of the excess of the Alternative Purchase Price Adjustment paid or payable to Seller, if any, pursuant to Section 2.2(b)(ii)(A) over $2,000,000, not to exceed $200,000, divided by (b) the "Current Market Value" of a share of common stock of Buyer at the time the Additional Consideration is paid. For these purposes, the "Current Market Value" per share of common stock at any date shall be determined as follows: If the common stock is listed on a National Securities Exchange or quoted on the NASDAQ Stock Market or on an over the counter electronic bulletin board, the Current Market Value per share of common stock shall be the average of the daily closing sale prices for each Business Day during the period commencing 10 Business Days before such date and ending on the date three Business Days prior to such date or, if the security has been listed on a National Securities Exchange or quoted on the NASDAQ Stock Market or on an over the counter electronic bulletin board for less than 10 consecutive

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Business Days, before such date, then the average of the daily closing bid prices for all of the Business Days before such date for which daily closing sale prices are available. If the common stock is not then listed on a National Securities Exchange or quoted on the NASDAQ Stock Market or on an over the counter electronic bulletin board, the Current Market Value per share of common stock shall be the value of the common stock as determined reasonably and in good faith by the Board of Directors of the Buyer and certified in a board resolution.

         "Advisers Act" shall mean the Investment Advisers Act of
1940, as amended, and the rules and regulations of the SEC thereunder.

         "Advisory Agreement" shall mean any investment advisory agreement entered into by the Company or Optima for the purpose of providing investment advisory services.

         "Affiliate" shall mean any Person that, directly or indirectly, control with, the Person specified.

         "Agreement" shall mean this Agreement among the Shareholders, the Company and Buyer as such Agreement may hereafter be amended.

     "Alternative Purchase Price Adjustment" shall have the meaning set forth in Section 2.2(b).
         "Applicable Law" shall mean any domestic or foreign federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other requirement (including those of the NASD) applicable to the Shareholders, the Company, Optima, Buyer or any of their respective Affiliates, properties, assets, operations, officers, directors, employees or agents, as the case may be.

         "Base Consideration" shall mean an amount equal to (i) $5,000,000, less (ii) all Liabilities of the Company or Optima as of the Closing Date, which are or should have been disclosed in the Company Financial Statements or Schedule 4.6, except for Liabilities incurred by the Company or Optima in the ordinary course of its business prior to the Closing Date in an amount not to exceed the amounts outstanding at any one time as set forth on Exhibit A.

         "Business Day" shall mean any day that the New York
Stock Exchange is normally open for trading and that is not a day on which banks in the State of New York are generally closed for regular banking business.

         "Buyer" has the meaning set forth on the first page hereof and includes any direct or indirect successor or assign.

         "Closing" has the meaning set forth in Section 3.1.

         "Closing Date" shall mean the date of the Closing.

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         "Code" shall mean the Internal Revenue Code of 1986, as
amended.

         "Company" shall have the meaning set forth on the first page hereof.

         "Company Accounts" shall mean accounts under the discretionary management of the Company, Optima or Buyer or accounts with respect to which the Company, Optima or Buyer provides investment advice, in each case pursuant to an investment advisory agreement with any investment adviser or other firm listed on the Company Accounts Schedule (as such schedule may be revised from time to time upon the mutual written agreement of Buyer and the Shareholder Representative) attached hereto as Exhibit B (which shall initially be in a coded format and which shall be revised, immediately following the execution hereof, to include names and other relevant account information), and which shall be those accounts from which the Company, Optima or Buyer derives an asset based fee consistent with its standard fee structure subject to normal volume or relationship based discounting, but which shall not include any accounts managed or advised by Buyer as of the Date of this Agreement, and which shall include such other accounts as are mutually agreed upon.

         "Company Balance Sheet" has the meaning set forth in
Section 4.6.

        "Company Financial Statements" has the meaning set forth in Section 4.6.

         "Company Plan" has the meaning set forth in Section
4.15(a).

         "Confidentiality Agreement" shall mean that certain confidentiality agreement between Buyer and the Company dated March 26, 1997 relating to confidential information provided by the Company to Buyer and confidential information provided by the Buyer to the Company and the Shareholders.

         "Consent" shall mean, with respect to any Person, any approval, consent, communication, confirmation, notice, filing, permit, waiver, amendment, or other authorization required to be obtained or made by such Person under any Contract, Advisory Agreement, agreement or other obligation legally binding upon or affecting such Person or any Assets or operations of such Person.

         "Consulting Agreements" shall mean the consulting agreements between the Company and each of Jared L. Shope and Graham L. Guy to be executed by the parties thereto on or before the Closing Date, in each case in a form to be agreed upon by Buyer and the parties thereto.

         "Contract" shall mean any written or oral contract, agreement, promise, obligation, undertaking or understanding that is legally binding, including Advisory Agreements.

         "Disagreement" has the meaning set forth in Section
2.3(b).

     "Due Diligence Period" shall have the meaning set forth in
Section 6.8(b).

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     "Due Diligence Review" shall have the meaning set forth in
Section 6.8(b).

     "Employment Agreements" shall mean those certain employment agreements between the Company and each of Scott A. MacKillop, Gary A. Miller and Michael J. Flinn, to be executed by the parties thereto on or before the Closing Date, in each case in a form to be agreed upon by Buyer and the parties thereto.

     "ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as amended, and the rules, regulations, interpretations and class exemptions issued by the Department of Labor thereunder.

     "ERISA Affiliate" means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b)(1) of ERISA that includes the Company, or that is a member of the same "controlled group" as the Company pursuant to Section 4001(a)(14) of ERISA.

     "Exchange Act" shall mean the Securities Exchange Act of
1934, as amended, and the rules and regulations of the SEC thereunder.

     "Final Purchase Price Adjustment" shall have the meaning set forth in
Section 2.2(a).

     "GAAP" shall mean generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

     "Government Approval" shall mean any approval, Consent, communication, confirmation, notice, permit, waiver, amendment, or other authorization required to be obtained from (or, in the case of filings, notices or other communications, given to) a Governmental Authority under Applicable Law in connection with a proposed activity or transaction.

     "Governmental Authority" shall mean any government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority (including, without limitation, the NASD).

     "Incremental Company Assets" shall mean all financial assets included in Company Accounts on the two-year anniversary of the Closing Date with respect to which (i) the Company or Optima provides asset management services, or (ii) the Company, Optima or Buyer provides investment advice, and from which the Company, Optima or Buyer derives an asset based fee consistent with its standard fee structure subject to normal volume or relationships based discounting, and such other accounts as are mutually agreed upon, excluding all appreciation or depreciation in the value of such Assets since the Closing Date.

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     "Indemnifiable Claim" shall mean any Loss for which a party is entitled to indemnification under this Agreement.

     "Indemnified Party" shall mean the party entitled to the benefits of indemnification hereunder. "Indemnifying
Party" shall mean the party obligated to provide indemnification hereunder.

     "Independent Accounting Firm" shall mean an independent public accounting firm mutually agreed to by the Buyer and the Shareholder Representative, other than any accounting firm that has performed services for Buyer or the Company or any of their respective Affiliates during the past five years.

     "Initial Company Assets" shall mean financial assets included in Company Accounts on the one-year anniversary of the Closing Date, with respect to which (i) the Company or Optima provides asset management services, or (ii) the Company, Optima or Buyer provides investment advice, and from which the Company, Optima or Buyer derives an asset based fee consistent with its standard fee structure subject to normal volume or relationships based discounting, and such other accounts as are mutually agreed upon, excluding all appreciation or depreciation of the value of such Assets since the Closing Date.

     "Intellectual Property" has the meaning set forth in Section
4.16(a).

     "Initial Purchase Price Adjustment" shall have the meaning set forth in
Section 2.2(a).

     "IRS" shall mean the Internal Revenue Service.

     "Liability" shall mean any item required to be shown as a liability on a balance sheet prepared in accordance with GAAP.

     "Lien" shall mean any lien, pledge, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction or encumbrance of any kind or nature whatsoever.

     "Loss" shall mean any and all claims, losses, liabilities, costs, penalties, fines and expenses (including reasonable expenses for attorneys, accountants, consultants and experts), damages, obligations to third parties, expenditures, proceedings, judgments, awards, settlements or demands that are imposed upon or otherwise incurred, suffered or sustained by the relevant party.

     "Material Contract" has the meaning set forth in Section 4.8.

     "NASD" shall mean the National Association of Securities
Dealers and,
as applicable, NASD Regulation, Inc.


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     "Non-Third Party Claim" has the meaning set forth in Section
8.4(d).

     "Notice of Disagreement" shall have the meaning set forth in
Section 2.3(b)

     "Optima" shall mean Optima Funds Management, Inc., a Georgia corporation and wholly-owned subsidiary of the Company.

     "Permits" has the meaning set forth in Section 4.12(a).

     "Person" shall mean any individual, corporation, company, partnership (limited or general), joint venture, association, trust or other entity or similar contractual arrangement or relationship.

     "Private Placement" shall mean the completion by the Buyer of a private placement of debt or equity securities to certain accredited investors (as such term is defined in Rule 501 of Regulation D under to the Securities Act) in which Buyer receives aggregate proceeds of at least $7,000,000.

     "Records" shall mean all records and original documents (and copies thereof) in the Company's or Optima's permanent possession as of the Closing Date which (a) pertain to or are utilized by the Company or Optima to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Company, or (b) are necessary or appropriate or required in order to comply with any Applicable Law, including records required to be prepared, maintained, or filed in accordance with any Securities Laws and shall include all such records maintained on electronic or magnetic media, or in the electronic database system of the Company.

      "Regulatory Documents" shall mean, with respect to a Person, all forms, reports, information statements, registration statements, brochures, schedules and other documents filed, or required to be filed, since January 1, 1993 by such Person with any Governmental Authority pursuant to Applicable Laws.

     "Right" shall have the meaning set forth in Section 4.4(a).

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

     "Securities" shall mean any security as defined in the Securities Act.

     "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the
Advisers Act; state securities laws; and all rules, regulations and written interpretations promulgated pursuant thereto.


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     "Shareholder Representative" shall mean the Person
designated in writing by Michael T. Wilkinson, in a form acceptable to Buyer, not less than ten days prior to the Closing, to serve as such for purposes of this Agreement; provided, however, if no such designation is made or written notice thereof is not given to Buyer, in each case not less than ten days prior to the Closing, then Scott A. MacKillop shall be deemed to be the Shareholder Representative for all purposes under this Agreement. The Shareholder Representative may be changed by the provision of 10 days prior written notice thereof by Mr. Wilkinson to Buyer, provided however, if such changed Shareholder Representative is not a Shareholder, Buyer shall have the right to approve the changed Shareholder Representative, which approval shall not be unreasonably withheld.

     "Shareholders" has the meaning set forth on the first page hereof.

     "Shares" has the meaning set forth in Section 2.1.

     "Tax Return" or "Returns" shall mean any return, report, estimates, information statement, schedule or other document (including any related or supporting information and including any Form 1099 or other document or report required to be provided by the Company to third parties) with respect to Taxes, including any document required to be retained or provided to any Governmental Authority pursuant to 31 U.S.C. Sections 5311-5328 or any successor sections and regulations promulgated thereunder, relating to the Company or any consolidated group of which any such entity was a member at the applicable time, and any amended Tax Returns.

     "Taxes" shall mean all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges (and all interest and penalties thereon), including, without limitation, all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, and all interest, penalties and losses thereon or associated therewith or associated with any Tax Return.

     "Third Party Claim" has the meaning set forth in Section
8.4(a).

      "Wire Transfer" shall mean a payment in immediately available funds by wire transfer in lawful money of the United States of America to such account as shall have been designated by written notice to the Buyer in accordance with the terms of this Agreement.



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                                   ARTICLE II

                         PURCHASE AND SALE OF THE SHARES

         Section 2.1 Shares. At the Closing, the Shareholders will sell to Buyer 920 shares of common stock (inclusive of the exercise of all outstanding options and other Rights), par value $1.00, of the Company (the "Shares"), which Shares will represent at and as of the Closing all of the issued and outstanding shares of capital stock of the Company. All of the Shares shall be duly authorized, validly issued, fully paid and nonassessable.

         Section 2.2       Purchase Price.

                  (a) If, on the Closing Date, the value of all Company Accounts less the value of such Accounts as to which the Company or Optima has received Client notice of termination, is greater than or equal to seven hundred seventy-five million dollars ($775,000,000), then the purchase price to be paid by the Buyer for the Shares shall be equal to (i) the Base Consideration, plus (ii) an amount equal to (A) one percent (1%) of the fair market value of Initial Company Assets in excess of five hundred million dollars ($500,000,000) on the one-year anniversary of the Closing Date, up to an amount not to exceed two million dollars ($2,000,000), plus interest thereon from the Closing Date until paid at the rate of the greater of (x) eight and one-half percent (8.5%), or (y) the dividend or interest rate to be paid to the investors in the Private Placement (the "Initial Purchase Price Adjustment"), plus (B) one percent (1%) of the fair market value of Incremental Company Assets in excess of seven hundred million dollars ($700,000,000) on the two-year anniversary of the Closing Date, up to an amount not to exceed two million dollars ($2,000,000) (the "Final Purchase Price Adjustment").

                  (b) If, on the Closing Date, the value of all Company Accounts less the value of such Accounts as to which the Company or Optima has received Client notice of termination, is less than seven hundred seventy-five million dollars ($775,000,000), then the purchase price to be paid by the Buyer for the Shares shall be equal to (i) the Base Consideration, less one million dollars ($1,000,000), plus (ii) an amount equal to
(A) one percent (1%) of the fair market value of Initial Company Assets in excess of four hundred million dollars ($400,000,000) on the one-year anniversary of the Closing Date, up to an amount not to exceed three million dollars ($3,000,000), plus interest thereon from the Closing Date until paid at the rate of the greater of (x) eight and one- half percent (8.5%), or (y) the dividend or interest rate to be paid to the investors in the Private Placement (the "Alternative Purchase Price Adjustment"), plus (B) the Final Purchase Price Adjustment (determined in accordance with Section 2.2(a)(ii)(B)), plus (C) the Additional Consideration, if any.

                  (c) The Purchase Price shall be paid by the Buyer as follows: (i) the Base Consideration shall be paid at the Closing in accordance with Section 3.2; (ii) the Initial Purchase Price Adjustment or Alternative Purchase Price Adjustment, as applicable, shall be paid on or before the fifth (5th) Business Day following the date of determination of such Adjustment, either upon mutual agreement by the Buyer and the Shareholder Representative, or as provided in Section 2.3 for resolving disputes over the Initial Purchase Price Adjustment or the Alternative

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Purchase Price Adjustment, as applicable; (iii) the Final
Purchase Price Adjustment shall be paid on or before the fifth
(5th) Business Day following the date of determination of the Final Purchase Price Adjustment, either upon mutual agreement by the Buyer and the Shareholder Representative, or as provided in
Section 2.3 for resolving disputes over the Final Purchase Price Adjustment; and (iv) the Additional Consideration, if any, shall be paid on the fifth (5th) Business Day after the determination of the Alternative Purchase Price Adjustment either by mutual agreement of the Parties or as provided in Section 2.3. If there is any dispute between Buyer and the Shareholder Representative regarding the value of all Company Accounts on the Closing Date, then such value shall be determined in accordance with the procedures set forth in Section 2.3 regarding Purchase Price Adjustments. The parties agree that all amounts of the Initial, Alternative or Final Purchase Price Adjustments and the Additional Consideration, not subject to dispute, shall be paid on or before the fifth (5th) Business Day following delivery of the Notice of Disagreement by the Shareholder's Representative as set forth in Section 2.3(b).

         Section 2.3       Determination of Purchase Price
Adjustments.

                  (a) As soon as reasonably practical but not more than 30 days following the one-year anniversary of the Closing Date, with respect to the Initial Purchase Price Adjustment or the Alternative Purchase Price Adjustment, and not more than 30 days following the two-year anniversary of the Closing Date, with respect to the Final Purchase Price Adjustment, the Buyer shall deliver to the Shareholder Representative a schedule calculating the amount of Initial Company Assets and the Incremental Company Assets, as applicable (the "Company Asset Schedule"). The parties shall consult with one another and cooperate in the preparation of the Company Asset Schedule. For informational purposes only, Buyer will prepare and deliver to the Shareholder Representative an interim calculation of the amount of Initial Company Assets within seven months after the Closing Date and an interim calculation of the Incremental Company Assets within nineteen months after the Closing Date.

                  (b) Within five Business Days after delivery of the Company Asset Schedule to the Shareholder Representative, the Shareholder Representative may dispute all or any portion of the Company Asset Schedule by giving written notice in accordance with the terms of Section 10.5 of this Agreement (a "Notice of Disagreement") to Buyer stating there is a disagreement. Within thirty days of the effective date of the Notice of Disagreement, the Shareholder Representative shall deliver to Buyer a statement of objections in accordance with the terms of Section 10.5 of this Agreement ("Objection Statement") setting forth in reasonable detail the basis for any such dispute (any such dispute being hereinafter called a "Disagreement"). Buyer agrees to reasonably cooperate with the Shareholder Representative in connection with his review of the Company Asset Schedules. After delivery of the Objection Statement, the parties shall promptly commence good faith negotiations with a view to resolving all such Disagreements. If the Shareholder Representative does not give such a Notice of a Disagreement within the five-Business-Day period set forth herein or if the Objection Statement is not delivered within the thirty-day period set forth herein, the Shareholder Representative and the Shareholders shall be deemed to have accepted such Company Asset Schedule in the form delivered to the Shareholder Representative by Buyer.


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                  (c) If the Shareholder Representative shall
deliver a Notice of Disagreement and Objection Statement and Buyer shall not dispute all or any portion thereof by giving written notice to the Shareholder Representative setting forth in reasonable detail the basis for such dispute within five Business Days following the delivery of such Objection Statement, Buyer shall be deemed to have accepted the Company Asset Schedule as modified in the manner described in the Objection Statement. If Buyer disputes all or any portion of the Objection Statement within the five-Business-Day period described in the previous sentence, and within five Business Days following the delivery to the Shareholder Representative of the notice of such dispute the Shareholder Representative and Buyer do not resolve the Disagreement (as evidenced by a written agreement among the parties hereto), such Disagreement shall thereafter be referred by either Buyer or the Shareholder Representative to an Independent Accounting Firm for a resolution of such Disagreement in accordance with the terms of this Agreement. The determinations of such Independent Accounting Firm with respect to any Disagreement shall be rendered within twenty (20) Business Days after referral of the Disagreement to such Independent Accounting Firm or as otherwise agreed to between the Shareholder Representative and Buyer, shall be final and binding upon the parties, the amount so determined shall be used to complete the Company Asset Schedule and the parties agree that the procedures set forth in this Section 2.3 shall be the sole and exclusive remedy with respect to the determination of the Initial Purchase Price Adjustment or Alternative Purchase Price Adjustment, as applicable, and the Final Purchase Price Adjustment, as applicable. Buyer, the Shareholder Representative and the Shareholders shall use their best efforts to cause the Independent Accounting Firm to render its determination within the ten-Business-Day period described in the previous sentence, and each shall cooperate with such Independent Accounting Firm and provide it with access to the books, records, personnel and representatives and such other information as such Independent Accounting Firm may require in order to render its determination. All of the fees and expenses of any Independent Accounting Firm retained pursuant to this paragraph (c) shall be paid one-half by Buyer and one-half by the Shareholders.

                  (d) Promptly after the Company Asset Schedule for the Initial Purchase Price Adjustment, the Alternative Purchase Price Adjustment or the Final Purchase Price Adjustment, as applicable, has been finally determined in accordance with paragraphs (a), (b) and (c) of this Section 2.3 (including by means of a deemed acceptance thereafter by the Shareholders and the Shareholder Representative or by Buyer as provided in paragraphs (b) and (c), respectively), but in no event later than five Business Days following such final determination, the Buyer shall deliver by Wire Transfer to the account designated by the Shareholder Representative an amount equal to the Initial Purchase Price Adjustment, the Alternative Purchase Price Adjustment or the Final Purchase Price Adjustment, as applicable, to be held in such account on behalf of, and distributed from such account to, all of the Shareholders in accordance with their respective interests in the Company immediately prior to the Closing. The distribution of such amounts from such account shall be solely a matter between the Shareholders, on the one hand, and the Shareholder Representative, on the other hand. The Buyer will have fully satisfied its obligations regarding payment of the purchase price once it delivers such aggregate amount to the account designated by the Shareholder Representative.


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                  (e) If any amount of the Initial or Alternative
Purchase Price Adjustment, as applicable, is not made within thirty (30) days of the date payment of such amount is due and owing hereunder, (i) Buyer shall pay to the Shareholders interest on such unpaid amount until paid at a rate equal to the lesser of 21% or the maximum rate permitted under Applicable Laws of Colorado, and (ii) an additional $1,000,000 (the Prepayment Amount), which shall be deemed a prepayment of all or a part of the Final Purchase Price Adjustment, shall become due and owing within thirty (30) days thereafter. The Prepayment Amount shall be applied against, and shall reduce the amount owed by Buyer under, the Final Purchase Price Adjustment. If the Final Purchase Price Adjustment is less than the Prepayment Amount, Shareholders shall pay to the Company, within 30 days after the determination of the Final Purchase Price Adjustment in accordance with this
Section 2.3, an amount equal to eighty five percent (85%) of the excess of the Prepayment Amount over the Final Purchase Price Adjustment, with the remaining fifteen percent (15%) to be retained by the Shareholders. Interest shall accrue on all past due amounts to be paid under this Section 2.3(e) at a rate equal to the lesser of 21% or the maximum rate permitted under Applicable Laws of Colorado.

                  (f) The Initial, Alternative, or Final Purchase
Price Adjustment, as applicable, shall be reduced by the amount of any indemnification obligation of the Shareholders to Buyer pursuant to Article VIII.


                                   ARTICLE III

                                     CLOSING

         Section 3.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Holme Roberts & Owen LLP, 1700 Lincoln, Suite 4100, Denver, Colorado, at 10:00 a.m., local time, on the fifth Business Day after the conditions set forth in Article VII have been satisfied or waived or at such other date, time and place as Buyer and the Shareholder Representative shall agree (the date on which the Closing takes place being referred to herein as the "Closing Date"). The parties shall use their efforts to complete Closing on or before September 12, 1997, but in any event no later than September 30, 1997.

         Section 3.2       Instruments of Transfer; Payment of
Consideration.

                  (a) Not less than two or more than four
Business Days prior to the Closing Date, the Shareholder
Representative shall deliver to Buyer written Wire Transfer instructions.

     (b) At the Closing, the Shareholders and the Company shall deliver to Buyer the following:
     (i) certificates representing all of the Shares, in each
case duly executed      in blank or accompanied by stock powers
duly executed in blank, in proper form for transfer, with all appropriate stock transfer tax stamps affixed; and #297907
                                                       -11-

     (ii) the documents required to be delivered pursuant to
Section 7.1. (c) At the Closing, Buyer shall deliver, or shall cause to be delivered, to the Shareholder Representative the following: (i) the Base Consideration, by Wire Transfer to the account identified by the Shareholder Representative, to be held in such account on behalf of, and distributed from such account to, all of the Shareholders in accordance with their respective interests in the Company immediately prior to the Closing; and
     (ii) the documents required to be delivered pursuant to
Section 7.2.


                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                                   THE COMPANY

         The Company and each Shareholder jointly and severally represent and warrant to Buyer as of the date of this Agreement as follows:

         Section 4.1 Organization and Related Matters. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Optima is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. Each of the Company and Optima has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets. Each of the Company and Optima is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the assets, properties, prospects or operations of the Company. The copies of the Certificate of Incorporation and Bylaws and any amendments thereto of each of the Company and Optima heretofore delivered to Buyer are complete and correct copies of such instruments on the date of this Agreement and the Closing Date.

         Section 4.2       Authority; No Violation.

                  (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate action on the part of the Company and the Shareholders, and no other corporate proceedings on the part of the Company (including, without limitation, any approval of the Shareholders) are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and the Shareholders and (assuming the due

#297907
                                                       -12-
authorization, execution and delivery of this Agreement by Buyer) constitutes a valid and binding obligation of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with its terms.

                  (b) Neither the execution and delivery of this Agreement by the Company or the Shareholders, nor the consummation by the Company or the Shareholders, as the case may be, of the transactions contemplated hereby to be performed by them, nor compliance by the Company or the Shareholders with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws (or other governing documents) of the Company or Optima, or (ii) except as set forth in Schedule 4.2(b), and assuming that the Consents referred to in
Section 6.2 hereof are duly obtained, (x) violate, conflict with or require any Consent under any Applicable Law to which the Company, Optima or any of their Affiliates or any of their properties, contracts or assets are subject, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate or result in a right of acceleration of the performance required by, result in the creation of any material Lien upon the Shares or the properties or assets of the Company, Optima or any of their Affiliates, or require any Consent under any Contract to which the Company, Optima or any of their Affiliates is a party, or by which the Company, Optima, any of their Affiliates or any Shareholder, or any of their respective properties or assets, may be bound or affected.

         Section 4.3 Consents and Approvals. Except for such consents, approvals and notices as are set forth in Section 6.2 and Schedule 4.3, no Consents or Governmental Approvals are necessary to comply with all Applicable Laws, Contracts or Permits and to preserve all rights of the Company or Optima thereunder in connection with (i) the execution and delivery by the Company and the Shareholders of this Agreement and (ii) the consummation by the Company and the Shareholders of the transactions contemplated hereby. Neither the Company nor any of the Shareholders has any reason to believe that any approval or Consent set forth in Section 6.2 or in Schedule 4.3 will not be obtained prior to the Closing.
          Section 4.4 Stock Ownership. (a) The Shareholders own beneficially and of record all of the Shares, and the Shareholders have the full and unrestricted power to sell, assign, transfer and deliver the Shares to Buyer in accordance with the terms of this Agreement free and clear of any Liens. There are no shares of capital stock of the Company issued or outstanding other than the Shares. All of the Shares are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. Except as set forth in Schedule 4.4, there is no outstanding option, warrant, convertible or exchangeable security, right, subscription, call, unsatisfied preemptive right or other agreement or right of any kind (each, a "Right") to purchase or otherwise acquire from the Company, the Shareholders or any other Person any capital stock of the Company or any Right. Except as set forth in Schedule 4.4, there are no agreements or understandings of any kind with respect to the voting of the Shares. The Company does not have any Subsidiaries other than Optima, and does not own, directly or indirectly, any equity or other ownership interest in any other Person.


#297907
                                                       -13-

                  (b) The Company owns beneficially and of record all of the shares of Capital Stock of Optima (the "Optima Shares"). There are no shares of capital stock of Optima issued or outstanding other than the Optima Shares. All of the Optima Shares are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. Except as set forth in Schedule 4.4, there are no Rights to purchase or otherwise acquire from the Company, the Shareholders or any other Person any capital stock or Rights of Optima. Except as set forth in Schedule 4.4, there are no agreements or understandings of any kind with respect to the voting of the Optima Shares. Optima does not have any Subsidiaries, and does not own, directly or indirectly, any equity or other ownership interest in any other Person.

                  (c) At completion of the Closing, Buyer will own all of the Shares free and clear of all Liens and the Company will own all of the Optima Shares free and clear of all Liens and no Person will own, directly or indirectly, any Rights to purchase or acquire any capital stock of Rights of the Company or Optima.

         Section 4.5       Regulatory Documents.

                  (a) Since January 1, 1993, the Company and its Affiliates have timely filed all Regulatory Documents, together with any amendments required to be made with respect thereto, that were required to be filed by such Persons under Applicable Laws, and have paid all fees and assessments due and payable in connection therewith. Each of the Company and Optima is duly registered as an investment adviser under the Advisers Act and under applicable state statutes. Schedule 4.5(a) lists the states in which either the Company or Optima is registered as an investment adviser. Each such federal and state registration is in full force and effect. Each of the Company and Optima has all Permits required to operate its business as presently conducted.
                   (b) As of their respective dates (and the dates they were filed, if different), the Regulatory Documents of the Company and each of its Affiliates complied in all material respects with the requirements of the Securities Laws, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Regulatory Documents, and none of such Regulatory Documents, as of their respective dates (and the dates they were filed, if different), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has previously delivered or made available to Buyer a true, correct and complete copy of each such Regulatory Document filed with the SEC after January 1, 1993, and prior to the date hereof (including a Form ADV of each of the Company and Optima as in effect on the date hereof) and will deliver to Buyer promptly after the filing thereof a true, correct and complete copy of each Regulatory Document filed by the Company with the SEC after the date hereof and prior to the Closing Date.

         Section 4.6 Financial Statements. The Company has previously delivered to Buyer copies of (a) the audited consolidated balance sheets of the Company as of December 31st for the fiscal years 1995 and 1996, and the related audited statements of income, changes in shareholders' equity and cash flows for the fiscal years 1995 and 1996, inclusive, in each case accompanied by the audit report of Faucett, Taylor & Associates, P.C., independent public

#297907
                                                       -14-
accountants with respect to the Company and (b) the unaudited interim consolidated balance sheets and related statement of income, changes in shareholders' equity and cash flows of the Company at or for the period beginning January 1, 1997 and ending June 30, 1997 (collectively, the statements referred to above being referred to as the "Company Financial Statements" and the balance sheet as of June 30, 1997, being referred to as the "Company Balance Sheet"). The balance sheets referred to in the previous sentence (including the related notes, where applicable) present fairly the consolidated financial position of the Company as of the dates thereof, and the other financial statements referred to in this Section 4.6 present fairly (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the consolidated results of its operations and its cash flows for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements with respect thereto; and, except as set forth in Schedule 4.6 hereto, each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved. Except for (i) those Liabilities that are fully reflected or reserved against on the Company Balance Sheet and (ii) Liabilities incurred in the ordinary course of business, consistent with past practice since the date of the Company Balance Sheet and which are set forth or described on Exhibit A, the Company has no Liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, which are required by GAAP to be shown on its consolidated balance sheet or disclosed in related notes to the Company Financial Statements.

         Section 4.7 Ineligible Persons. Neither the Company, Optima, nor any "affiliated person" (as defined in the Investment Company Act of 1940, as amended) of the Company or Optima is ineligible under the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company. Neither the Company, Optima, nor any "associated person" (as defined in the Advisers Act) of the Company or Optima, is ineligible under the Advisers Act to serve as an investment adviser or as an associated person to a registered investment adviser. Neither the Company, Optima, nor any "associated person" (as defined in the Exchange Act) of the Company or Optima, is ineligible under the Exchange Act or the NASD's Conduct Rules to serve as a broker-dealer or as an associated person to a registered broker-dealer.

         Section 4.8 Material Contracts. Schedule 4.8 sets forth a complete and accurate list of all Contracts to which the Company or Optima is a party (excluding policies of insurance in the ordinary course of business) or by which any of their properties or assets are bound which: (x) contain obligations of the Company or Optima, individually or in the aggregate, in excess of $10,000; (y) involve payments based on profits or revenues of the Company or Optima; or (z) are otherwise material to the business, properties or assets of the Company or Optima (hereinafter referred to collectively as the "Material Contracts"). To the Company's or Optima's best knowledge, each of the Material Contracts is in full force and effect and enforceable in accordance with its terms. Neither the Shareholders, the Company nor Optima has received written notice of cancellation of or default under or intent to cancel or call a default under any of the Material Contracts. To the Company's and Optima's best knowledge, there exists no event or

#297907
                                                       -15-
condition which with or without notice or lapse of time or both would be a breach or a default on the part of the Company or Optima or on the part of any other party to such Material Contracts.

         Section 4.9 Advisory Agreements. Each Advisory Agreement to which the Company or Optima is a party is in compliance in all material respects with the provisions of the Advisers Act has been duly approved at all times in compliance, in all material respects, with the Advisory Act and all other Applicable Laws. Each such Advisory Agreement has been performed by the Company or Optima, as applicable, in accordance with the Advisory Act and all other Applicable Laws. Each agreement with a broker-dealer and each agreement with any distributor, financial planner, solicitor, finder, administrator or other Person to which the Company or Optima is a party is in compliance, in all material respects, with all Applicable Laws and has been duly approved and performed by the Company or Optima, as applicable, in accordance with all Applicable Laws.

         Section 4.10 No Other Broker. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from the Company, Optima, the Shareholders or, to the Company's and the Shareholder's knowledge, Buyer or any of their respective Affiliates in connection with this Agreement or the transactions contemplated hereby.
          Section 4.11 Legal Proceedings. Except as disclosed in
Schedule 4.11, there are no legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental or regulatory investigations or inquiries of any nature that are pending or, to the Company's best knowledge, threatened against or in any manner relating to the Company, Optima, the Shareholders, or the properties, assets, businesses or operations thereof or that challenge in any manner the validity or propriety of the transactions contemplated by this Agreement, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, Optima, the Shareholders, or any of the properties, assets or businesses thereof which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company or Optima or the assets, properties, prospects or operations of the Company or Optima or the ability of the Company or the Shareholders to consummate the transactions contemplated by this Agreement.

         Section 4.12      Compliance with Applicable Law.

                  (a) Except as disclosed in Schedule 4.12(a), each of the Company and Optima holds, and has at all times held, all licenses, franchises, permits, registrations and authorizations (collectively, "Permits") necessary for the lawful ownership and use of their properties and assets and the conduct of their businesses under and pursuant to all Applicable Laws, and has complied, in all material respects with all Applicable Laws, and is not in default in any material respect under, any Applicable Law relating to the Company and Optima or any of their assets, properties or operations, and to the best knowledge of the Company, Optima, and the Shareholders does not know of or have reason to believe that there are or may be any violations of any of the above and
#297907
                                                       -16-
has not received written or oral notice asserting any such violation. All Permits are valid and in good standing and are not subject to any suspension, modification or revocation or proceedings related thereto.
                   (b) Except as disclosed on Schedule 4.12(b), since January 1, 1992, no Governmental Authority has initiated any administrative proceeding or, to the best knowledge of the Company or Optima, investigation or inquiry into or related to the business or operations of the Company, Optima, any employee of the Company or Optima, or any Shareholder. There is no unresolved violation, criticism, exception investigation, or inquiry by any Governmental Authority relating to any examination of the Company, Optima, any employee of the Company or Optima, or any Shareholder.

                  (c) Each of the Company and Optima has at all times established and maintained records in accordance with Applicable Law, which records accurately reflect transactions in reasonable detail, and accounting controls, policies and procedures sufficient to ensure that such transactions are recorded in a manner that permits the preparation of financial statements in accordance with GAAP and applicable regulatory accounting requirements.

         Section 4.13 Insurance. All of the insurance policies and bonds of the Company or Optima are listed in Schedule 4.13. To the best knowledge of the Company, each such insurance policy or bond is in full force and effect, and neither the Company nor Optima has received notice or any other indication from any insurer or agent of any intent to cancel any such insurance policy or bond.

         Section 4.14 Labor and Employment Matters. Except as set forth in Schedule 4.14, (a) no collective bargaining agreement or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association, exists which is binding on the Company or Optima,
(b) each of the Company and Optima is, and has at all times been, in compliance, in all material respects, with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, and occupational safety and health, and is not engaged in any unfair labor practice, and (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting the Company or Optima.

         Section 4.15      Employee Benefit Plans; ERISA.
                   (a) Schedule 4.15 includes a complete list of all bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance, termination pay, welfare and other employee benefit plans, agreements and arrangements, labor agreements, trusts, funds and other arrangements in effect as of the date hereof for the benefit or welfare of any director, officer, employee or former employee of the Company or Optima or pursuant to which the Company, Optima or any ERISA Affiliate has any liability, contingent or otherwise, including, but not limited to, any liability with respect to any such plan or arrangement maintained by any Person that is or has been an ERISA Affiliate of the Company or Optima at

#297907
                                                       -17-
any time during the past five years (each, a "Company Plan"). Each Company Plan is in material compliance with all Applicable Laws including ERISA and the Code. No Company Plan is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code. No Company Plan is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has the Company or any ERISA Affiliate, at any time since September 2, 1974, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

                  (b) With respect to each Company Plan, the Company has delivered or made available to Buyer a true, correct and complete copy of: (i) each writing constituting a part of such Company Plan, including, without limitation, all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any;
(iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the IRS, if any. Except as specifically provided in this Agreement or the foregoing documents delivered or made available to Buyer, there are no amendments to the Company Plan that have been adopted or approved nor has the Company or any of its Affiliates undertaken to make any such amendments.

                  (c) Schedule 4.15 identifies each Company Plan that is intended to be a "qualified plan" within the meaning of
Section 401(a) of the Code ("Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Qualified Plan that has not been revoked, and there are no existing circumstances nor any events that have occurred that are likely to adversely affect the qualified status of any Qualified Plan or the related trust. No Company Plan is intended to meet the requirements of Code Section 501(c)(9).

                  (d) All contributions required to be made to any Company Plan by Applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on or reserved for in the Company Financial Statements.
                   (e) There does not now exist, nor do any circumstances exist that could result in, any Liability following the Closing under ERISA with respect to the Company or Optima arising from any actions or inactions taken by the Company, Optima or any current or former ERISA Affiliate. Without limiting the generality of the foregoing, neither the Company nor any current or former ERISA Affiliate has engaged in any transaction described in Sections 4069, 4204 or 4212 of ERISA.

                  (f) Neither the Company, nor Optima, nor any of their Affiliates have any Liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the #297907
                                                       -18-

Code or Part 6 of Title I of ERISA and at no expense to the Company nor Optima nor any of their Affiliates.

                  (g) Except as provided in this Agreement,
neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company, or Optima or any of their Affiliates. Without limiting the generality of the foregoing, no amount paid or payable by the Company, or Optima, or any of their Affiliates in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the
meaning of Section 280G of the Code.                    (h) There
are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company, Optima, any present or former ERISA Affiliate, the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans which could reasonably be expected to result in any Liability of the Company or Optima or any of their Affiliates to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

                  (i) Set forth on Schedule 4.15(i) is an
accounting of all obligations, contingent or otherwise, of the Company or Optima or any of their Affiliates (other than obligations to pay base salary and annual bonuses in the ordinary course of business consistent with past practice) owing or payable to, or on behalf of, employees or former employees of the Company or Optima or any of their respective predecessors that are not accrued or otherwise reflected on or reserved for in the Company Financial Statements.

         Section 4.16      Technology and Intellectual Property.
                   (a) Attached hereto as Schedule 4.16(a) is a list of all material (i) domestic and foreign registered trademarks and service marks, registered copyrights and patents,
(ii) applications for registration or grant of any of the foregoing, (iii) unregistered trademarks, service marks, trade names, logos and assumed names, and (iv) licenses for any of the foregoing, in each case, owned by the Company or Optima or used in or necessary to conduct the business of the Company or Optima. The items on Schedule 4.16(a), together with all other material trademarks, service marks, trade names, logos, assumed names, patents, copyrights, trade secrets, computer software, licenses, formulae, customer lists or other databases, designs and inventions currently used in or necessary to conduct the business of the Company or Optima constitutes the "Intellectual Property."

                  (b) Except as set forth in Schedule 4.16(b), each of the Company and Optima has ownership of, or such other rights by license, lease or other agreement in and to, the Intellectual Property as necessary to conduct its business as presently conducted. To the best knowledge of the Company and the Shareholders, neither the Company nor Optima has infringed

#297907
                                                       -19-
or violated any trademark, trade name, copyright, patent, trade secret right or other proprietary right of others. Neither the Company nor Optima has received notice of any claim respecting any such violation or infringement. Each of the Company and Optima has no reason to believe that upon consummation of the transactions contemplated hereby Buyer or any of its Affiliates will be in any way restricted in the use of any of the Intellectual Property under any Applicable Law, Contract or otherwise, or that use of such Intellectual Property by Buyer or any of its Affiliates will violate or infringe the rights of any Person, or subject any of Buyer or its Affiliates to liability of any kind, under any Applicable Law, Contract or otherwise.

                  (c) The Company has developed and owns the rights to certain software which it has made available to LCG Associates ("LCG"). The Company will enter into a licensing agreement with LCG ("Licensing Agreement") for the ADAM Software, on or prior to Closing, in form and substance satisfactory to Buyer and Shareholder Representative.

         Section 4.17      Taxes.

                  (a) (i) All Returns required to be filed by or on behalf of the Company have been duly filed on a timely basis and such Returns (including all attached statements and schedules) are true, complete and correct. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the Closing Date except for any Taxes which may relate to the period from January 1, 1997 to the Closing Date and are not yet due and payable; (ii) the Company has withheld and paid over all Taxes required to have been withheld and paid over (including any estimated taxes), and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party; (iii) there are no liens on any of the assets of the Company with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established; and (iv) the Company has furnished the Buyer with true and complete copies of all federal and state income tax returns of the Company for all periods since January 1, 1995.

                  (b) Except as disclosed on Schedule 4.17: (i) the Returns of the Company have never been audited by a governmental or taxing authority, nor is any such audit in process, pending or threatened (formally or informally); (ii) no deficiencies exist or have been asserted (either formally or informally) or are expected to be asserted with respect to Taxes of the Company, and no notice (either formally or informally) has been received by the Company that it has not filed a Return or paid Taxes required to be filed or paid by it; (iii) the Company is not a party to any action or proceeding for assessment or collection of Taxes, nor has such action or proceeding been asserted or threatened (either formally or informally) against it or any of its assets; (iv) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Company; (v) no action has been taken that would have the effect of deferring any liability for Taxes for the Company from any period prior to the Closing Date to any period

#297907
                                                       -20-
after the Closing Date; (vi) there are no outstanding requests for rulings, subpoenas or requests for information pending with respect to the Company; (vii) no power of attorney has been granted by the Company, with respect to any matter relating to Taxes; and (viii) there is no liability for unpaid Taxes of the Company for any periods ending on or before December 31, 1996.

                  (c) Except as disclosed on Schedule 4.17: (i) the Company has not made an election, and is not required to treat any asset as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (ii) the Company has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code; (iii) the Company has not agreed, nor is it required to make, any adjustment under Code
Section 481(a) by reason of a change in accounting method or otherwise; (iv) the Company has not disposed of any property that has been accounted for under the installment method; (v) the Company is not a party to any interest rate swap, currency swap or similar transaction; (vi) the Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and Buyer is not required to withhold tax on the purchase of the stock of the Company; (vii) the Company has not participated in any international boycott as defined in Code Section 999; (viii) there are no outstanding balances of deferred gain or loss accounts related to deferred intercompany transactions with respect to the Company under Treasury Regulations ss.ss. 1.1502-13 or 1.1502-14; (ix) the Company is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes; (x) the Company does not have and has never had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country; and (xi) the transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law.

                 (d) All references to the "Company" in this
Section 4.17 shall include all subsidiaries of the Company.

         Section 4.18 No Adverse Change. Except as set forth on
Schedule 4.18 or otherwise disclosed in the Company's unaudited financial statements dated June 30, 1997 or this Agreement, since December 31, 1996, (a) each of the Company and Optima has operated its business only in the ordinary course of business consistent with past practice; (b) there has been no material adverse change in the financial condition, prospects, results of operations, assets or business of the Company or Optima; and (c) neither the Company nor Optima has taken any action or suffered any event that if taken or suffered after the date hereof would violate Section 6.1 of this Agreement.

         Section 4.19 Real Property. The assets or property of the Company or Optima that consist of leasehold interests in real property are listed in Schedule 4.19, together with annual lease payments and all Liens thereon. All offices where either the Company or Optima presently conducts its business are subject to leases listed in Schedule 4.19. Neither the Company nor

#297907
                                                       -21-

Optima has any interests in any real property except for the leases set forth in Schedule 4.19. The Company has furnished
Buyer with true, correct and complete copies of all leases listed in Schedule 4.19.

         To the best knowledge of the Company, all leases listed in Schedule 4.19 are in full force and effect in accordance with their respective terms, and there is not any existing default or event which with notice or lapse of time or both would become a default under any such lease.

         Section 4.20 Filing Documents. None of the information regarding the Company, Optima or the Shareholders or any other matter supplied or to be supplied by the Company, Optima or any Shareholder included or for inclusion in any documents to be filed with any Governmental Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Governmental Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Company and the Shareholders as of the date of this Agreement as follows:

         Section 5.1 Organization and Related Matters. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado. Buyer has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets. Buyer is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the Buyer or its assets, properties, prospects or operations.

         Section 5.2       Authority; No Violation.

                  (a) Buyer has full corporate power and
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer or its shareholders are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery of this Agreement by the Company and the Shareholders) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

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                                                       -22-

                  (b) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby to be performed by it, nor compliance by Buyer with any of the terms or provisions hereof, will (i) violate any provision of the organizational documents of Buyer or (ii) except as set forth in Schedule 5.2(b), and assuming that the consents and approvals referred to in Section
6.2 hereof are duly obtained, (x) violate, conflict with or require any Consent under any Applicable Law to which Buyer or any of its Affiliates or any of its properties or assets are subject, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate or result in a right of acceleration of the performance required by, result in the creation of any material Lien upon the properties, Contracts or assets of the Buyer, or require any notice, approval or Consent under any Contract to which Buyer or any of its Affiliates is a party, or by which Buyer or any of its Affiliates, or any of its or their properties or assets, may be bound or affected.

         Section 5.3 Consents and Approvals. Except for the Consents set forth in Schedule 5.3 and Section 6.2, no Consents of any Governmental Authority or any third party are necessary to comply with all Applicable Laws, Contracts or Permits and to preserve all rights of Buyer thereunder in connection with (a) the execution and delivery by Buyer of this Agreement and (b) the consummation by Buyer of the transactions as contemplated hereby.

         Section 5.4 Legal Proceedings. There are no legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations or inquiries of any nature that are pending or, to Buyer's best knowledge, threatened against or in any manner relating to Buyer or any of its Affiliates or its or their properties, assets or businesses or that challenge in any manner the validity or propriety of the transactions contemplated by this Agreement, and there is no injunction, order, judgment, decree or regulatory restriction imposed upon Buyer or any of its Affiliates or its or their properties, assets or businesses which, individually or in the aggregate, could reasonably be expected to have (a) a material adverse effect on the Buyer or its assets, properties, prospects or operations of Buyer or (b) a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement.

         Section 5.5 Ineligible Persons. Neither Buyer nor any "associated person" (as defined in the Advisers Act) of Buyer is ineligible under the Advisers Act to serve as an investment adviser or as an associated person to a registered investment adviser. Neither Buyer nor any "associated person" (as defined in the Exchange Act) of Buyer is ineligible under of the Exchange Act or the NASD's Conduct Rules to serve as a broker-dealer or as an associated person to a registered broker-dealer.

         Section 5.6 Filing Documents. None of the information regarding the Buyer or any of its Affiliates supplied or to be supplied by the Buyer included or for inclusion in any other documents to be filed with any Governmental Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Governmental Authority, contain any untrue statement of a material fact or omit to state a

#297907
                                                       -23-
material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE VI

                                    COVENANTS

         Section 6.1 Conduct of Business by the Company and Optima. During the period from the date of this Agreement and continuing through the Closing Date, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, each of the Company and Optima shall
(a) carry on its business in the ordinary course consistent with prudent business practice and in compliance with all Applicable Law, Permits or Contracts; (b) make all reasonable efforts to preserve and to prevent any interference with its present business organization and relationships, in particular with third party investment advisors and broker/dealers; (c) make all reasonable efforts to keep available the present services of its officers and employees; and (d) make all reasonable efforts to preserve its rights, franchises, goodwill and relations with its customers, clients and others with whom it conducts business. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or consented to in writing by Buyer, neither the Company nor Optima shall, directly or indirectly:

                (i) amend, or agree to amend its Certificate of Incorporation or Bylaws (or comparable instruments), or merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, subdivide or in any way reclassify any shares of its capital stock, or change or agree to change in any manner the rights, powers or privileges with respect to its outstanding capital stock;

               (ii) issue or sell or purchase any Security, or issue any Right, or enter into any Contracts to issue or sell any shares of its capital stock;

               (iii) incur any indebtedness for borrowed money
(other than customary trade indebtedness incurred in the ordinary course of business consistent with past practices and as described on Schedule A) or guarantee the indebtedness of other
Persons;

              (iv) waive, or agree to waive, any right of material value to its assets, property or business;

              (v) make, or agree to make, any material change in its accounting methods or practices for tax or accounting purposes or make, or agree to make, any material change in depreciation or amortization policies or rates adopted by it for Tax or accounting purposes;

             (vi) materially change, or agree to materially change, any of its business policies or practices that relate to its business or operations, including, without limitation, fee

#297907
                                                       -24-
structure, fee waivers, expense reimbursement, interest rate management, securities selection, sales and marketing, personnel, budget or product development policies;

             (vii) make any loan or advance to any of the Shareholders or the Company's Affiliates, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or make any other loan or advance, otherwise than in the ordinary course of business;

             (viii) sell, offer to sell, abandon or make any other disposition of any of its assets or property, except in the ordinary course of business; grant or suffer, or agree to grant or suffer, any Lien on any of its material assets or property;

             (ix) except as set forth and agreed to in Exhibit A and except in the ordinary course of business in amounts less than $10,000 in the aggregate, incur or assume, or agree to incur or assume, any Liability or obligation (whether or not currently due and payable) relating to its business or any of its assets or property;

            (x)  make any material change in its overall
investment strategy or mix of products;

            (xi)  enter into, or agree to enter into, any
Contract, agreement or arrangement with any of its Affiliates;

            (xii) declare or pay dividends or declare or make any other distributions of any kind payable to the Shareholders, or make any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or any Rights;

            (xiii) create, renew, amend, terminate or cancel, or take any other action that may result in the creation, renewal, amendment, termination or cancellation of, any Contract, except in the ordinary course of business and as could not, in the aggregate, reasonably be expected to have a material adverse effect on either of the Company or Optima or the assets, properties, prospects or operations of either such Person; enter into or amend, or agree to enter into or amend, (x) any Contract pursuant to which it agrees to indemnify any party on behalf of its business or pursuant to which it agrees to refrain from competing with any party with respect to its business or (y) any Contract to provide investment advisory, sub-advisory, management, distribution, marketing, custody or other services other than in the ordinary course of business and consistent with past practices;

           (xiv) take any action impairing its rights under any Contract other than in the ordinary course of business;

           (xv) adopt, amend, renew or terminate any Company Plan or any other employee program, agreement, arrangement or policy between the Company and one or more of its employees, other than in the ordinary course of business;


#297907
                                                       -25-

          (xvi) commit any act or omission which constitutes a
breach or default      under any  Contract  or Permit to which it
is a party or by which it or any of its properties, assets or business is bound;

          (xvii)   enter into any new line of business;

         (xviii) acquire or agree to acquire, in any manner, including by way of merger, consolidation, purchase of an equity interest or assets, any business or any corporation, partnership, association or other business organization or division thereof;

        (xix) materially increase the salary, wages, pension or profit sharing plan of any employee; or

        (xx) agree (by Contract or otherwise) to do any of the foregoing or permit any of the foregoing to occur.

         Section 6.2 Advisory Agreement Consents. As soon as reasonably practicable after the execution of this Agreement, each of the Company and Optima shall in writing inform its investment advisory clients, who are parties to Advisory Agreements, of the transactions contemplated by this Agreement. The consent of each such client to the assignment of its Advisory Agreement to Buyer shall be requested in writing by the Company and Optima, the form of such request to be reasonably acceptable to Buyer, and each of the Company and Optima shall use its best efforts to obtain such consent prior to the Closing; or in the case of agreements which prohibit assignment or state by their terms such Advisory Agreements terminate upon assignment, use their best efforts to ensure that such clients enter into new agreements with the Company, Optima or Buyer effective on the Closing Date. Buyer agrees that, except in the case of Advisory Agreements which prohibit assignment or state by their terms that they terminate upon assignment, consent of any client to the assignment of any Advisory Agreement to the Buyer may be obtained by requesting written consent as aforesaid and informing such client of: (a) the intention to complete the Transaction, which will result in an assignment of such Advisory Agreement to Buyer;
(b) the Company's or Optima's intention to continue the advisory services, pursuant to the existing Advisory Agreement, for such client after the Closing, if such client does not orally or in writing inform the Company or Optima of its intention to terminate such Advisory Agreement prior to the Closing; and (c) the fact that the consent of such client will be presumed to be provided if such client continues to accept, without termination, advisory services from the Company or Optima for at least 45 days after mailing of such notice. In addition, the Company agrees to use its best efforts to obtain the written consent of broker dealers and investment advisors with whom the Company and Optima have business relationships, to the acquisition by Buyer, prior to the Closing.

         Section 6.3       Maintenance of Records.

                  (a) Through the Closing Date, the Company will establish and maintain, and will cause Optima to establish and maintain, the Records in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement. From and
#297907
                                                       -26-
after the Closing Date, each party to this Agreement shall permit the other parties reasonable access to any applicable Records within its possession or control reasonably necessary in connection with any claim, action, litigation, inquiry, examination or other proceeding involving the party requesting access to such Records or in connection with any obligation owed by such party to any Person or Governmental Authority or any present or former client of the Company.

                  (b) For a period of not less than six years after the Closing Date, neither Buyer nor any of its Affiliates shall dispose of or destroy any Records, and thereafter none of the above persons shall dispose of or destroy any such Records without first offering to turn over possession thereof (at the Shareholders' expense) by written notice to the Shareholder Representative, at least thirty days prior to the proposed date of such disposition or destruction.

         Section 6.4 Employees, Employee Benefits. Prior to the Closing Date, the Company shall enter into the Employment Agreements and the Consulting Agreements. The Buyer acknowledges that the Employment Agreements and the Consulting Agreements shall be binding obligations of the Buyer and the Company after the Closing Date.

         Section 6.5 Further Assurances. For a reasonable period of time after the Closing Date, upon the request of Buyer, the Company and the Shareholders shall promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as Buyer may reasonably request to fully effectuate the purposes of this Agreement.

         Section 6.6 Efforts of Parties to Close. During the period from the date of this Agreement through the Closing Date, each party hereto shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. During the period from the date of this Agreement and continuing through the Closing, except as required by Applicable Law or with the prior written consent of the other parties to this Agreement, no party to this Agreement shall take any action which, or fail to take any action the failure of which to be taken, would, or could reasonably be expected to, (a) result in any of the representations and warranties set forth in this Agreement on the part of the party taking or failing to take such action being or becoming untrue in any material respect; (b) result in any conditions to the Closing set forth in Article VII not being satisfied; or (c) adversely affect or materially delay the receipt of any of any requisite Governmental Approvals or other Consents. Notwithstanding the foregoing or any other provision hereof, the failure of the Private Placement to close on or before September 30, 1997, or at all, for any reason (including a decision by Buyer not to consummate the Private Placement) shall not be deemed a violation of this Section 6.6 or a breach of any other obligation under this Agreement.

         Section 6.7       Confidentiality and Announcements.


#297907
                                                       -27-

                  (a) The parties agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement, the provisions of which are hereby incorporated herein by reference.

                  (b) Other than as required by Applicable Law or as Buyer considers appropriate under applicable securities laws, neither the Shareholders, the Company, Optima, nor Buyer shall, and each of the foregoing shall cause each of their Affiliates, employees, directors, partners and agents, including accountants, lenders, counsel and investment bankers not to, disclose to any Person the fact of the execution and delivery hereof or any of the contents or terms hereof or of the Employment Agreements or the Consulting Agreements, without the prior written consent of Buyer and the Shareholder Representative; provided however, the parties shall be entitled to recommunicate the contents of any public disclosures agreed to and disseminated by the parties.

                  (c) Subject to Sections 6.9(a) and (b), the
Buyer and the Shareholder Representative shall consult with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, as well as other public disclosures related hereto and thereto; provided, that Buyer shall have the final determination of the content of such public disclosures to comply with the Securities Laws.

     Section 6.8 Access; Certain Communications. Between the date of this Agreement and the Closing Date, subject to any Applicable Laws relating to the exchange of information,

                  (a) Each of the Company and Optima shall afford to Buyer and its authorized agents and representatives complete access, upon reasonable notice and during normal business hours, to all Contracts, documents and information of or relating to the assets, liabilities, business, operations, prospects, personnel and other aspects of its business. Each of the Company and Optima shall cause its personnel, attorneys and accountants to provide assistance to Buyer in Buyer's investigation of matters relating to the purchase of the Shares, including allowing Buyer and its authorized agents and representatives access to the offices of the Company and Optima and related data processing facilities; provided, however, that Buyer's investigation shall be conducted in a manner which does not unreasonably interfere with the Company's normal operations, clients, and employee relations.

                  (b) Buyer shall be entitled to reasonably conduct a review of the Company's and Optima's business relationships with broker/dealers and investment advisors, who, in Buyer's opinion, are material to the Company and/or Optima. The Company agrees to reasonably cooperate with such efforts. In the event the Buyer is not satisfied with the outcome of its review of such business relationships, Buyer shall be entitled, in its discretion, to terminate this Agreement prior to the expiration of the Due Diligence Period (as defined in Section 6.8(c)).

                  (c) Promptly following the date of this
Agreement, Buyer shall complete its review of the Company and Optima and their respective operations, business affairs, prospects and financial conditions, including, without limitation, those matters which are the subject of Seller's representations and warranties (the "Due Diligence Review"). Buyer shall conclude such
#297907
                                                       -28-
review by not later than August 29, 1997 (the "Due Diligence Period"). Each party hereto shall promptly advise the other parties of any situation, event, circumstance or other matter which could reasonably be expected to result in the termination of this Agreement pursuant to Section 9.1 hereof. Notwithstanding anything herein or implied to the contrary, the Due Diligence Review shall not limit, restrict or preclude, or be construed to limit, restrict or preclude, Buyer, at any time or from time to time thereafter, from conducting such further reviews or from exercising any rights available to it hereunder as a result of the existence or occurrence prior to the Due Diligence Period of any event or condition which was not detected in the Due Diligence Review and which would constitute a breach of any representation, warranty or covenant under this Agreement.

         Section 6.9       Regulatory Matters; Third Party
Consents.

                  (a) The parties to this Agreement shall
cooperate with each other and use their reasonable best efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to do all things reasonably necessary to obtain as promptly as practicable all Governmental Approvals and Consents of third parties that are necessary or advisable to consummate the transactions contemplated by this Agreement. If any third party Consent set forth in Section 4.3 or contemplated by Section 6.2 (excluding any Governmental Approval) is not obtained prior to the Closing, or if the assignment of any Contract would be ineffective or would individually or in the aggregate adversely affect any material rights or benefits thereunder so that Buyer would not in fact receive all such rights and benefits, at the request of Buyer, the parties hereto, each without cost, expense or liability to the other (except as provided in Article VIII hereof), shall fully cooperate in good faith to seek, if possible, an alternative arrangement to achieve the economic results intended. The parties to this Agreement will have the right to review in advance, and will consult with the other on, in each case subject to Applicable Laws relating to the exchange of information, all the information relating to Buyer, the Company, Optima or the Shareholders, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide any party to this Agreement with a right to review any information provided to any Governmental Authority by Buyer on a confidential basis in connection with the transactions contemplated hereby. The parties to this Agreement agree that they will consult with each other with respect to the obtaining of all Government Approvals and third party Consents necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the others apprised of the status of matters relating to completion of the transactions contemplated herein. The party responsible for a filing as set forth above shall promptly deliver to the other parties hereto evidence of the filing of all statements, applications, filings, registrations, notices and letters or notifications relating thereto (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). The party responsible for a filing shall also promptly deliver to the other parties hereto a copy of each material notice, order, opinion and other item of correspondence received by such filing party from any Governmental Authority in respect of any such statement, application, filing, notice or registration (except for any confidential portions

#297907
                                                       -29-
thereof). In exercising the foregoing rights and obligations, Buyer, the Company and the Shareholders shall each act reasonably and as promptly as practicable.

                  (b) Each party to this Agreement shall, upon request, furnish each other with all information concerning itself and its directors, officers, stockholders, Affiliates and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, registration, notice or application made by or on behalf of Buyer, the Company, Optima or the Shareholders to any Governmental Authority in connection with the transactions contemplated by this Agreement (except to the extent that such information would be, or relates to information that would be, filed under a claim of confidentiality).

                  (c) The parties to this Agreement shall
promptly advise each other upon receiving or becoming aware of any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

         Section 6.10      Notification of Certain Matters.

                  (a) Each party to this Agreement shall give prompt notice to the other parties of (i) the occurrence, or failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date, and (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. In connection with the Closing, the Company and Buyer will promptly supplement or amend the various Schedules to this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules, which was or has been rendered inaccurate thereby. No such supplement or amendment to the Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VII hereof, the accuracy when made or deemed made of any representations and warranties hereunder, or the compliance by any party hereto with its covenants and agreements set forth herein, or for purposes of determining any party's indemnification obligations pursuant to
Article VIII hereof.

                  (b) During the period from the date of this Agreement to the Closing Date, the Company will cause one or more of its designated representatives to periodically confer with representatives of Buyer and to report the general status of the ongoing operations of the Company and Optima. The Company will promptly notify Buyer of any material change in the conduct of its business, or Optima's business, in its relationship to third party sales, distribution and servicing organizations and personnel in the operation of the properties or assets of the Company or Optima, and of any complaints, investigations, inquiries, examinations or hearings (or communications indicating that the same may be contemplated) of any Governmental

#297907
                                                       -30-

Authority, or the institution or the threat of litigation involving the Company or Optima, and will keep Buyer fully informed of such events.
          Section 6.11 Expenses. Except as otherwise expressly provided herein, Buyer, on the one hand, and the Company and the Shareholders, on the other hand, shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

         Section 6.12 Third Party Proposals. Neither the Company, Optima, the Shareholders nor any of their respective Affiliates shall directly or indirectly solicit, encourage or facilitate inquiries or proposals, or enter into any definitive agreement, with respect to, or initiate or participate in any negotiations or discussions with any Person concerning, any acquisition or purchase of all or a substantial portion of the properties or assets of, or of any equity interest in, the Company or Optima other than as contemplated by this Agreement (each, an "Acquisition Proposal") or furnish any information to any such Person. The Company, the Shareholders and any of their respective Affiliates and agents shall notify Buyer immediately if any Acquisition Proposal (including the terms thereof) is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, any of the Company, Optima, the Shareholders or any of their respective Affiliates. The Company (including Optima) and each of the Shareholders shall, and shall cause their respective Affiliates, officers, directors, employees, representatives and advisors to, immediately cease or cause to be terminated any existing activities, including discussions or negotiations with any Persons, conducted prior to the date hereof with respect to any Acquisition Proposal and shall seek to have all materials distributed to such Persons by the Company, any Shareholder or any of their respective Affiliates or advisors returned to the Company promptly. None of the Company, Optima, the Shareholders or any of their respective Affiliates shall amend, modify, waive or terminate, or otherwise release any Person from, any standstill, confidentiality or similar agreement or arrangement currently in effect. The Company and the Shareholders shall cause their respective officers, directors, agents, advisors and Affiliates (including Optima) to comply with the provisions of this Section 6.12.

         Section 6.13 Voting of Shares. During the period from the date of this Agreement and continuing through the Closing Date, and except as otherwise provided herein, no Shareholder shall(a) deposit its Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy with respect thereto or (b) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, pledge, transfer or other disposition of any of its Shares. Each Shareholder, by this Agreement, with respect to those Shares that he owns, and for the period from the date of this Agreement and continuing through the earlier of the Closing Date or the date of termination of this Agreement pursuant to Section 9.1, agrees not to vote its shares in a manner inconsistent with the consummation of the transactions contemplated under this Agreement and agrees to take such action with respect to the voting of those Shares as reasonably requested by Buyer and as the laws of the State of Delaware may permit or require) (i) in favor of the approval of this Agreement and the transactions contemplated hereby, (ii) against any Acquisition Proposal or any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or any of the Shareholders hereunder or

#297907
                                                       -31-
 that would result in any of the conditions set forth in Article VII not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by this Agreement. Nothing in this Section 6.13 shall prevent the Company or any Shareholders from exercising any right it may have under this Agreement.

         Section 6.14      Tax Matters.
                   (a) All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated by the Company prior to the Closing Date, and, for periods after the Closing Date, the Company shall not be bound thereby or have any liability thereunder for amounts due with respect to periods prior to the Closing Date.

                  (b) No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the Company shall be made after the date of this Agreement without the prior written consent of Buyer.


                                   ARTICLE VII

                    CONDITIONS TO THE PARTIES' OBLIGATIONS TO
                          PURCHASE AND SELL THE SHARES

         Section 7.1 Conditions to Buyer's Obligations. The obligations of Buyer to purchase the Shares shall be subject to the following conditions, any of which may be waived in writing by Buyer:

                  (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and, unless otherwise expressly limited, as of the Closing Date as though made on and as of the Closing Date;

                  (b) The Company and the Shareholders shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date;

                  (c) The Company shall have delivered to Buyer a certificate or certificates, dated as of the Closing Date, signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this Section 7.1;
     (d) Buyer shall have received the opinion of the Company's counsel, dated as of the Closing Date, in form and substance satisfactory to the Buyer; (e) Each of the Employment Agreements and the Consulting Agreements shall have been approved by the Buyer and executed by the parties thereto, shall be in full force and

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                                                       -32-
effect, and shall not have been breached by any party thereto and neither the Company nor Optima shall be a party to any other employment, consulting or similar agreement except as disclosed in Schedules 4.15(3) and (4); provided, however, that no Rights to acquire capital stock of the Company or Optima are or could become payable thereunder;

                  (f) Except as disclosed in the Company's unaudited financial statements dated June 30, 1997 and as otherwise disclosed in writing to Buyer, since December 31, 1996, no event shall have occurred which had or could reasonably be expected to have, individually or in the aggregate with any other event occurring after such date, a material adverse effect on the Company, its assets, properties, prospects or operations;

                  (g) The Company shall have delivered to Buyer a certificate of the Secretary of State of the State of Delaware as to the good standing of the Company dated as of a date not earlier than ten days prior to the Closing Date, together with a copy of the Certificate of Incorporation, as amended, of the Company, certified by the Secretary of State of the State of Delaware;

                  (h) The Company shall have delivered to Buyer a certificate of the Secretary of State of the State of Georgia as to the good standing of Optima dated as of a date not earlier than ten days prior to the Closing Date, together with a copy of the Certificate of Incorporation, as amended, of Optima, certified by the Secretary of State of the State of Georgia;

     (i) Non-Competition and Indemnification Agreements in a form satisfactory to the Buyer shall have been executed by each of the Shareholders; (j) All of the Consents indicated in Schedule 4.3 or contemplated by Section 6.2 shall have been duly obtained or made; and

                  (k) Neither the Company nor Optima shall have any severance Liability due and owing or that will become due and owing as a result of the transaction contemplated hereby.

         Section 7.2 Conditions to the Company's and the Shareholders' Obligations. The obligation of the Company or the Shareholders to sell the Shares to Buyer shall be subject to the following conditions, which may be waived in writing by the Shareholder Representative:

                  (a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and, unless otherwise expressly limited, as of the Closing Date as though made on and as of the Closing Date;

                  (b) Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date;


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



         Section 7.3 Mutual Conditions. The obligations of each party to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the following conditions, any of which may be waived in writing by both the Shareholder Representative and the Buyer:

                  (a) No order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect or known by any party to be threatened to be imposed. No proceeding initiated by any Governmental Authority seeking an injunction shall be pending or known by any party to be threatened to be imposed. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby or known by any party to be threatened to be imposed;

                  (b) All Governmental Approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and

                  (c) Clients who have Advisory Agreements with the Company or Optima included in Company Accounts representing an aggregate of at least $700,000,000 shall have Consented to the assignment of their respective Advisory Agreements to the Buyer in accordance with Section 6.2 or shall have entered into new Advisory Agreements with the Buyer.

                  (d) The Private Placement shall have been completed.

                  (e) The License Agreement shall have been executed by the Parties.


                                  ARTICLE VIII

                                 INDEMNIFICATION

         Section 8.1 Survival of Representations, Warranties and Covenants. All representations and warranties of the parties contained in this Agreement, including any schedules made a part hereof, and any covenants or other agreements the performance of which is specified to occur on or prior to the Closing Date, shall survive the Closing for a period of thirty (30) months following the Closing Date; provided, however, that the representations and warranties of the parties contained in Sections 4.3, 4.4(c), 4.5, 4.7, 4.9, 4.10, 4.12, 4.15, 4.17,
4.20, 5.3, 5.5 and 5.6 shall survive the Closing for a period from the Closing Date until the expiration of the applicable statutory period of limitations. Any covenant or other agreement herein any portion of the performance of which may be or is specified to occur after the Closing shall survive the Closing indefinitely or for such lesser period of time as may be specified therein.


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



         Section 8.2 Obligations of the Shareholders. From and after the Closing Date, the Shareholders hereby agree, jointly and severally, to indemnify, defend and hold harmless Buyer and its respective employees, officers, directors, representatives, agents and Affiliates from and against any and all Losses which any of them may suffer, incur or sustain arising out of, attributable to, or resulting from: (a) any inaccuracy in or breach of any of the representations or warranties of the Company or the Shareholders made in this Agreement; and (b) any breach or nonperformance of any of the covenants or other agreements made by the Company or any Shareholder in or pursuant to this Agreement. The indemnification obligation hereunder shall survive the Closing as specified in Section 8.5. The indemnification obligation hereunder (i) shall not exceed the Purchase Price, and
(ii) shall not include claims, or portions thereof, with respect to which such indemnification would violate Applicable Laws.

         Section 8.3 Obligations of Buyer. From and after the Closing Date, Buyer hereby agrees to indemnify, defend and hold harmless the Shareholders and their respective employees, officers, directors, partners, representatives, agents, and Affiliates from and against any and all Losses which any of them may suffer, incur, or sustain arising out of, attributable to, or resulting from: (a) any inaccuracy in or breach of any of the representations and warranties of Buyer made in this Agreement;
(b) any breach or nonperformance of any of the covenants or other agreements made by Buyer in or pursuant to this Agreement; and
(c) any claims by investors in connection with the Private Placement other than claims based on information provided or approved by the Company, Optima or their respective officers, employees, shareholders or agents. The indemnification obligation hereunder shall survive the Closing as specified in Section 8.5. The indemnification obligation hereunder (i) shall be limited to amounts due and owing under this Agreement as of the date a claim regarding such Loss is asserted, and (ii) shall not include claims, or portions thereof, with respect to which such indemnification would violate Applicable Laws.

         Section 8.4       Procedure.

                  (a) Notice of Third Party Claims. Any
Indemnified Party seeking indemnification for any Loss or potential Loss arising from a claim asserted by a third party against the Indemnified Party (a "Third Party Claim") shall give written notice to the Indemnifying Party specifying in all material respects the source of the Loss or potential Loss under
Section 8.2 or 8.3, as the case may be. Written notice to the Indemnifying Party of the existence of a Third Party Claim shall be given by the Indemnified Party promptly after notice of the Third Party Claim; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article VIII by any failure to provide such prompt notice of the existence of a Third Party Claim to the Indemnifying Party, except and only to the extent that the Indemnifying Party actually incurs an incremental out-of-pocket expense or otherwise has been materially damaged or prejudiced as a result of such delay.

                  (b) Defense. Except as otherwise provided herein, the Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), any Third Party Claim. If the Indemnifying Party elects to compromise or

#297907
                                                       -35-
defend such Third Party Claim, it shall, within thirty (30) days after receiving notice of the Third Party Claim (ten (10) days if the Indemnified Party states in such notice that prompt action is required), notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the Indemnified Party of its election to do so as herein provided, or otherwise fails to pursue the defense of such Third Party Claim with reasonable diligence, (i) the Indemnified Party may pay (without prejudice of any of its rights as against the Indemnifying Party), compromise or defend such Third Party Claim (until such defense is assumed by the Indemnifying Party) and
(ii) the costs and expenses of the Indemnified Party incurred in connection therewith shall be paid by the Indemnifying Party pursuant to the terms of this Agreement. Notwithstanding anything to the contrary contained herein, in connection with any Third Party Claim in which the Indemnified Party shall reasonably conclude, based upon advice of its outside legal counsel, that
(x) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third Party Claim or (y) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, then the Indemnified Party shall have the right to assume and direct the defense of such Third Party Claim. In such an event, the Indemnifying Party shall pay the reasonable fees and disbursements of counsel of the Indemnifying Party and one counsel to all the Indemnified Parties. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any Third Party Claim (unless the sole relief payable in respect of such Third Party Claim is monetary damages that are paid in full by the Indemnifying Party) over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld by the Indemnified Party. In any event, except as otherwise provided herein, the Indemnified Party and the Indemnifying Party may each participate, at its own expense, in the defense of such Third Party Claim. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements.

                  (c) Miscellaneous. The procedures set forth in
Section 8.4(a)-(b) above shall apply solely with respect to Third Party Claims and shall not be deemed to apply to, or otherwise affect or limit, an Indemnified Party's rights under this Agreement with respect to any claim for Losses other than a Third Party Claim.

                  (d) Notice of Non-Third Party Claims. Any
Indemnified Party seeking indemnification for any Loss or potential Loss arising from a claim asserted by any party to this Agreement against the Indemnifying Party (a "Non-Third Party Claim") shall give written notice to the Indemnifying Party specifying in detail the source of the Loss or potential Loss under Section 8.2 or 8.3, as the case may be.

     Section 8.5 Survival of Indemnity. Any matter as to which a claim has been asserted by formal notice pursuant to Section 8.4 and within the time limitation applicable by reason of

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                                                       -36-

Section 8.1 that is pending or unresolved at the end of any applicable limitation period under this Article VIII or Applicable Law shall continue to be covered by this Article VIII notwithstanding any applicable statute of limitations (which the parties hereby waive) or the expiration dates set forth in
Section 8.1 until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

         Section 8.6 Minimum Losses. Except for Taxes or severance Liabilities subject to indemnification hereunder, no party shall have any right to obtain indemnification under this Agreement until aggregate Losses of such party and its Affiliates (for purposes of this section the Shareholders shall be deemed to be Affiliates) and the successors and assigns of such party and its Affiliates exceed $50,000; after such time, only the aggregate amount of such Losses in excess of $50,000 shall be recoverable in accordance with the terms hereof.

         Section 8.7 Subrogation. Any Indemnifying Party shall be subrogated to any right of action which the Indemnified Party may have against any other person with respect to any matter giving rise to a claim for indemnification hereunder.

         Section 8.8 Adjustments to Indemnification Obligations. The amount which any Indemnifying Party is or may be required to pay any Indemnified Party pursuant to this Article VIII shall be reduced (including, without limitation, retroactively) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Loss. If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of a Loss and shall subsequently actually receive insurance proceeds or other amounts in respect of such Loss, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any expenses in obtaining the same and Taxes resulting from obtaining such amounts).

         Section 8.9 Remedies. This Article VIII shall not restrict the ability of any party to seek specific performance of this Agreement or any provision hereof or any other form of equitable or legal relief against any breach by any other party hereto. Nothing in this Article VIII shall limit the remedies available to an Indemnified Party to enforce its right to indemnification.


                                   ARTICLE IX

                                   TERMINATION

         Section 9.1       Termination.

     (a) This Agreement may be terminated prior to the Closing as follows:

       (i)  by written consent of both the Shareholder
Representative and Buyer;
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                                                       -37-

       (ii) by the Shareholder Representative or Buyer if a condition to the terminating party's obligation to close set forth in Section 7.1, 7.2, or 7.3, as the respective case may be, cannot be fully satisfied prior to the date set forth in Section 9.1(a)(iv) below, unless caused by the breach of any representation, warranty, covenant, obligation or other agreement under this Agreement (x) by the Company or any of the Shareholders, in the case of a termination by the Shareholder Representative, or (y) by Buyer, in the case of termination by Buyer;

      (iii) by the Shareholder Representative or Buyer (provided that the terminating party is not then in material breach of any representation, warranty, covenant, obligation, or other agreement contained herein) if there shall have been a material breach of any of the covenants, obligations, or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company or any of the Shareholders, in the case of a termination by Buyer, or on the part of Buyer, in the case of a termination by the Shareholder Representative, which breach is not cured within thirty (30) days following written notice given by the terminating party to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing;

     (iv) by Buyer or the Shareholder Representative if the Closing has not occurred on or before September 30, 1997; and

     (v) by Buyer in the event that (i) Buyer's Due Diligence Review of the Company discloses matters the impact of which affects the Company in a manner that Buyer, in the good faith exercise of its reasonable judgment, believes either (A) to be inconsistent in any material and adverse respect with any of the representations or warranties of the Company or the Shareholders;
(B) (x) to be of such significance as to be expected to have a material adverse effect on the assets, properties, prospects or operations of the Company or Optima, or (y) to deviate materially and adversely from the Company Financial Statements; or (C) Buyer is not satisfied with the results of the investigation undertaken pursuant to Section 6.8(b).

     (vi) by either Buyer or the Shareholder Representative if the closing of the Private Placement has not occurred prior to September 30, 1997.

                  (b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to the Buyer, in the case of a termination by the Shareholder Representative, or to the Shareholder Representative, in the case of a termination by the Buyer, of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.3.

         Section 9.2 Exclusive Dealing; Break-Up Fee. (a) Neither the Company, Optima, nor any of their shareholders or other holders of beneficial interest in shares of capital stock of the Company or Optima, shall, directly or indirectly, solicit or entertain offers from, negotiate with, or in any manner encourage, discuss, accept or consider any Acquisition Proposal prior to the Closing Date, or such earlier date by which Buyer notifies the Shareholder Representative of Buyer's intention to terminate this Agreement. In the event of a breach of the covenant in the immediately preceding sentence, the Company shall pay to Buyer, in cash, as liquidated damages

#297907
                                                       -38-
an amount equal to two hundred fifty thousand dollars ($250,000) plus, if any transaction involving an Acquisition Proposal is consummated within two years after the date of this Agreement, twenty percent (20%) of the amount received by the Company or its shareholders (including successors and assigns) that reflects a value for the Company (including its assets or subsidiaries) in excess of any amount offered in writing to the Company by any other Person prior to the date hereof (each, a "Prior Offer").

                  (b) If this Agreement is terminated (i) by Buyer as a result of a material breach of this Agreement by the Company or any Shareholder, or (ii) by the Company or any Shareholder for any reason other than as a result of (x) a material breach by Buyer of its obligations hereunder, or (y) the failure of the closing of the private placement to occur by September 30, 1997, then in either such case, the Company shall pay to Buyer, in cash, as liquidated damages an amount equal to
(A) two hundred fifty thousand dollars ($250,000), plus (B) if any transaction of the type described in 9.2(a) above is consummated within two years after the date of termination, an amount equal to twenty percent (20%) of the value of the aggregate consideration received by the Company or its shareholders (including successors and assigns) that reflects a value for the Company (including its assets or subsidiaries) in excess of the amount of the Prior Offer.

         Section 9.3 Survival After Termination. If this Agreement is terminated in accordance with Section 9.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, without any liability on the part of any party hereto, except as provided in Article VIII and Section 9.2 and except that Sections 6.7(a) and 6.11 shall survive any such termination. Notwithstanding the foregoing, nothing in this Section 9.3 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement. Notwithstanding any other provision in this Agreement to the contrary, the failure of the closing of the Private Placement to occur on or before September 30, 1997, or at all, for any reason, shall not be deemed to be a breach of this Agreement, and the rights of the parties shall be limited to the right to terminate as provided in Section 9.1(a)(vi). Buyer agrees to provide notice hereunder to the Shareholder Representative within three Business Days of any determination by Buyer's management that it does not intend to, or in good faith believes it will not be able to, complete the Closing of the Private Placement. Upon receipt of such notice, the Company shall be free to engage in the activity referred to in Section 9.2(a) regarding solicitation and discussion of Acquisition Proposals, without being subject to any penalty.


                                    ARTICLE X

                                  MISCELLANEOUS

     Section 10.1 Amendments; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by the Buyer and the Shareholder Representative but may be modified in any respect through a written instrument so executed. Any agreement on

#297907
                                                       -39-
the part of any party to waive (i) any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party, or (ii) compliance with any of the agreements, obligations, covenants or conditions contained herein, shall be valid only if set forth in an instrument in writing signed on behalf of such waiving party. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement.

         Section 10.2 Entire Agreement. This Agreement (including Schedules, certificates, lists and documents referred to herein, and any documents executed by the parties simultaneously herewith or pursuant hereto) constitutes the entire agreement of the parties hereto, except as provided herein, and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

         Section 10.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. For purposes of this Agreement, the defined terms herein shall continue to have the same meanings after the Closing as before the Closing.

         Section 10.4 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered in person, (b) transmitted by telecopy (with written confirmation), (c) mailed by certified or registered mail (return receipt requested) or (d) delivered by an express courier (with written confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


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                                                       -40-

         If to the Shareholders, in c/o of Shareholder
Representative:

                     Scott A. MacKillop, Shareholder
Representative
                        100 Galleria Parkway, Suite 1200
                             Atlanta, Georgia 30399
                          Telecopy No.: (770) 644-0124

         If to the Company:

                         ADAM Investment Services, Inc.
                        100 Galleria Parkway, Suite 1200
                             Atlanta, Georgia 30399
                          Attention: Scott A. MacKillop
                          Telecopy No.: (770) 644-0124

         If to Buyer:

                             PMC International, Inc.
                           555 17th Street, 14th Floor
                             Denver, Colorado 80202
                                            Attention:  Maureen
E. Dobel, Esq.
                          Telecopier No: (303) 293-2152

         With a copy to:

                            Holme Roberts & Owen LLP
                         1700 Lincoln Street, Suite 4200
                             Denver, Colorado 80203
                                            Attention:  Francis
R. Wheeler, Esq.
                          Telecopier No: (303) 866-0200

         Section 10.6 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any entity or person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of their Agreement or any part hereof. This Agreement may not be assigned by any of the parties hereto without the prior written consent of Buyer, with respect to any assignment by the Company or any of the Shareholders, or the Shareholder Representative, with respect to any assignment by Buyer.

         Section 10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.


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



         Section 10.8 Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF COLORADO, WITHOUT REGARD TO APPLICABLE CHOICE OF LAW PROVISIONS THEREOF.

         Section 10.9 Specific Performance. The Company, the Shareholders and Buyer each acknowledge that, in view of the unique nature of its business and the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that the covenants, agreements and obligations to be performed before and after the Closing Date have not been performed in accordance with their terms, and therefore agree that the other parties shall be entitled to specific enforcement of the terms hereof in addition to indemnification hereunder and any other equitable remedy to which such parties may be entitled.

         Section 10.10 WAIVER OF JURY TRIAL AND PUNITIVE DAMAGES. AFTER THE CLOSING DATE, THE PARTIES TO THIS AGREEMENT AGREE TO WAIVE ANY RIGHT TO A JURY TRIAL AS TO ALL DISPUTES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND FURTHER IRREVOCABLY WAIVE ANY RIGHT TO SEEK PUNITIVE OR OTHER NON-COMPENSATORY DAMAGES IN EXCESS OF SUCH PARTY'S ACTUAL DAMAGES.



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         IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed as of the date first above written.

                             PMC INTERNATIONAL, INC.


                             By:    /s/
                             Name: Kenneth S. Phillips
                             Title:    President and Chief
                                       Executive Officer


                         ADAM INVESTMENT SERVICES, INC.


                              By:   /s/
                              Name:
                              Title:

                           MICHAEL T. WILKINSON
                                  /s/




                            SCOTT A. MACKILLOP

                                   /s/



                             GARY A. MILLER
                                   /s/




                              MICHAEL J. FLINN
                                     /s/





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                                 JARED L. SHOPE
                                       /s/




                                  GRAHAM L. GUY
                                         /s/




                                   JOHN W. BURGIN
                                          /s/




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                                TABLE OF CONTENTS


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ARTICLE I
DEFINITIONS.................................................................................1

ARTICLE II            PURCHASE AND SALE OF THE
SHARES.............................................................8
         Section 2.1
Shares.................................................................................8
         Section 2.2       Purchase
Price.........................................................................8
         Section 2.3       Determination of Purchase Price
Adjustments............................................9

ARTICLE III
CLOSING....................................................................................11
         Section 3.1
Closing...............................................................................11
         Section 3.2       Instruments of Transfer; Payment of
Consideration.....................................11

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF
                           THE
COMPANY...........................................................................12
         Section 4.1       Organization and Related
Matters......................................................12
         Section 4.2       Authority; No
Violation...............................................................12
         Section 4.3       Consents and
Approvals................................................................13
         Section 4.4       Stock
Ownership.......................................................................13
         Section 4.5       Regulatory
Documents..................................................................14
         Section 4.6       Financial
Statements..................................................................14
         Section 4.7       Ineligible
Persons....................................................................15
         Section 4.8       Material
Contracts....................................................................15
         Section 4.9       Advisory
Agreements...................................................................16
         Section 4.10      No Other
Broker.......................................................................16
         Section 4.11      Legal
Proceedings.....................................................................16
         Section 4.12      Compliance with Applicable
Law........................................................16
         Section 4.13
Insurance.............................................................................17
         Section 4.14      Labor and Employment
Matters..........................................................17
         Section 4.15      Employee Benefit Plans;
ERISA.........................................................17
         Section 4.16      Technology and Intellectual
Property..................................................19
         Section 4.17
Taxes.................................................................................20
         Section 4.18      No Adverse
Change.....................................................................21
         Section 4.19      Real
Property.........................................................................21
         Section 4.20      Filing
Documents......................................................................22


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ARTICLE V             REPRESENTATIONS AND WARRANTIES OF
BUYER....................................................22
         Section 5.1       Organization and Related
Matters......................................................22
         Section 5.2       Authority; No
Violation...............................................................22
         Section 5.3       Consents and
Approvals................................................................23
         Section 5.4       Legal
Proceedings.....................................................................23
         Section 5.5       Ineligible
Persons....................................................................23
         Section 5.6       Filing
Documents......................................................................23

ARTICLE VI
COVENANTS..................................................................................24
         Section 6.1       Conduct of Business by the Company and
Optima.........................................24
         Section 6.2       Advisory Agreement
Consents...........................................................26
         Section 6.3       Maintenance of
Records................................................................26
         Section 6.4       Employees, Employee
Benefits..........................................................27
         Section 6.5       Further
Assurances....................................................................27
         Section 6.6       Efforts of Parties to
Close...........................................................27
         Section 6.7       Confidentiality and
Announcements.....................................................28
         Section 6.8       Access; Certain
Communications........................................................28
         Section 6.9       Regulatory Matters; Third Party
Consents..............................................29
         Section 6.10      Notification of Certain
Matters.......................................................30
         Section 6.11
Expenses..............................................................................31
         Section 6.12      Third Party
Proposals.................................................................31
         Section 6.13      Voting of
Shares......................................................................31
         Section 6.14      Tax
Matters...........................................................................32

ARTICLE VII           CONDITIONS TO THE PARTIES' OBLIGATIONS TO
                           PURCHASE AND SELL THE
SHARES..........................................................32
         Section 7.1       Conditions to Buyer's
Obligations.....................................................32
         Section 7.2       Conditions to the Company's and the
Shareholders' Obligations.........................33
         Section 7.3       Mutual
Conditions.....................................................................34

ARTICLE VIII
INDEMNIFICATION............................................................................34
         Section 8.1       Survival of Representations,
Warranties and Covenants.................................34
         Section 8.2       Obligations of the
Shareholders.......................................................35
         Section 8.3       Obligations of
Buyer..................................................................35
         Section 8.4
Procedure.............................................................................35
         Section 8.5       Survival of
Indemnity.................................................................37
         Section 8.6       Minimum
Losses........................................................................37
         Section 8.7
Subrogation...........................................................................37
         Section 8.8       Adjustments to Indemnification
Obligations............................................37
         Section 8.9
Remedies..............................................................................37

ARTICLE IX
TERMINATION................................................................................38
         Section 9.1
Termination...........................................................................38
         Section 9.2       Exclusive Dealing; Break-Up
Fee.......................................................39
         Section 9.3       Survival After
Termination............................................................39

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ARTICLE X
MISCELLANEOUS..............................................................................40
         Section 10.1      Amendments;
Waiver....................................................................40
         Section 10.2      Entire
Agreement......................................................................40
         Section 10.3
Interpretation........................................................................40
         Section 10.4
Severability..........................................................................40
         Section 10.5
Notices...............................................................................41
         Section 10.6      Binding Effect; Persons Benefiting; No
Assignment.....................................41
         Section 10.7
Counterparts..........................................................................42
         Section 10.8      Governing
Law.........................................................................42
         Section 10.9      Specific
Performance..................................................................42
         Section 10.10     WAIVER OF JURY TRIAL AND PUNITIVE
DAMAGES.............................................42


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